UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2018

SUNSET ISLAND GROUP
(Exact name of registrant as specified in its charter)

COLORADO

(State or other jurisdiction of incorporation)

333-214643	47-3278534
(Commission File No.)	(IRS Employer Identification No.)

555 NORTH EL CAMINO REAL #A418
SAN CLEMENTE, CA 92672

(Address of principal executive offices) (zip code)

(424) 239-6230

(Registrant’s telephone number, including area code)

_____________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 7.01 Regulation FD Disclosure.

The Company has received number of inquiries from shareholders. The Company felt it was appropriate to answer the questions through an 8-K instead of emailing the individuals directly.

Q1. How many bays are currently planted? How is the expected yield?

A1. We currently have 2 bays fully planted and growing. We will plant the additional remaining bays of plants every 2 weeks (approx.). We will begin harvesting the first planted bay after approx. 8 weeks of growth. We will then continue to plant and harvest one bay every two weeks, thus providing a continual planting and harvesting process.

We are planting the bays using a new method and have increased the number of plants per bay from 480 to nearly 1,200. We expect to continue to increase the number of plants until we have 1 plant per square foot. This requires small plants. As such, we have to cycle through our current clones (which are a little larger) until we can get the right number of clones at the right size. We expect this to take approximately 4 weeks. After that the goal would be to have 1,600 plants per bay with walkways available to care and maintain the plants.

After our first harvest, we will provide our shareholders information regarding the yield of product. We also hope to be able to update our shareholders when our growing conditions change and also when there are any significant changes in the product yield.

Once again we would like to thank our shareholders for their confidence in us and for their patience.

Q2. When is the next shareholder tour?

A2. We are currently planning the next tour to be around the first week of March 2018. We will provide details once we have finalized the date.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunset Island Group

Dated: February 1, 2018	By:	/s/ Valerie Baugher
	Name:	Valerie Baugher
	Title:	President

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